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SUPPLEMENTAL INDENTURE
(Successor Corporation)

        SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of April 28, 2006, among LABC Productions, LLC, a California limited liability company (the "Company"), DIRECTV Holdings LLC, a Delaware limited liability company ("DIRECTV Holdings" or an "Issuer"), DIRECTV Financing Co., Inc., a Delaware corporation ("DIRECTV Finance" or an "Issuer" and together with DIRECTV Holdings, the "Issuers"), the Guarantors (as defined in the Indenture referred to below) and The Bank of New York, as trustee under the Indenture (the "Trustee").

W I T N E S S E T H

        WHEREAS, the Issuers and Guarantors have heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of June 15, 2005, providing for the initial issuance of an aggregate principal amount of $1,000,000,000 of 6 3/8% Senior Notes due 2015 (the "Notes");

        WHEREAS, LABC Productions, Inc., a California corporation and an original guarantor under the Notes ("Original Guarantor"), merged with and into the Company (the "Successor Corporation");

        WHEREAS, Section 10.04 of the Indenture provides that the Successor Corporation shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Successor Corporation shall succeed to and be substituted for the Original Guarantor with the same effect as if the Successor Corporation had been named as a Guarantor; and

        WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

        NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

        1.    CAPITALIZED TERMS.    Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

        2.    AGREEMENT TO GUARANTEE.    The Successor Corporation and its successors under the Indenture, jointly and severally with the other Guarantors, hereby irrevocably and unconditionally (i) guarantee the due and punctual payment of the principal of, premium, if any, and interest on the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on the overdue principal of and interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of the Issuers to the Holders or the Trustee all in accordance with the terms set forth in Article 10 of the Indenture and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, guarantee that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The Successor Corporation also hereby assumes each other obligation and right of a Guarantor under the Indenture.

        3.    EXECUTION AND DELIVERY OF GUARANTEE.    To evidence its guarantee set forth in Section 10.01 of the Indenture, the Successor Corporation hereby agrees that a notation of such guarantee in substantially the form of Exhibit B to the Indenture shall be endorsed by an officer of such Successor Corporation on each Note authenticated and delivered by the Trustee. The Successor Corporation, jointly and severally with the other Guarantors, hereby agrees that its Guarantee set forth herein and in Section 10.01 of the Indenture shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

        4.    NO PERSONAL LIABILITY OF DIRECTORS, OWNERS, EMPLOYEES, INCORPORATORS AND STOCKHOLDERS.     No director, owner, officer, employee, incorporator or stockholder of the Issuers, the Guarantors or the Successor Corporation, or any of their Affiliates, as such, shall have any liability for any obligations of the Issuers, the Guarantors or the Successor Corporation, and any of their Affiliates, under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.

        5.    GOVERNING LAW.    THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

        6.    COUNTERPART ORIGINALS.    The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

        7.    EFFECT OF HEADINGS.    The Section headings hereof have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

        8.    THE TRUSTEE.    The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers, the Guarantors and the Successor Corporation.

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        IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of April 28, 2006.

DIRECTV HOLDINGS LLC
By:	/s/ Michael Palkovic
Name: Michael Palkovic
Title: Chief Financial Officer
DIRECTV FINANCING CO., INC.
By:	/s/ Michael Palkovic
Name: Michael Palkovic
Title: Chief Financial Officer
DIRECTV, INC.
By:	/s/ Michael Palkovic
Name: Michael Palkovic
Title: Chief Financial Officer
DIRECTV CUSTOMER SERVICES, INC.
By:	/s/ Michael Palkovic
Name: Michael Palkovic
Title: Chief Financial Officer
DIRECTV MERCHANDISING, INC.
By:	/s/ Michael Palkovic
Name: Michael Palkovic
Title: Chief Financial Officer

DIRECTV ENTERPRISES, LLC
By:	/s/ Michael Palkovic
Name: Michael Palkovic
Title: Chief Financial Officer
DIRECTV OPERATIONS, LLC
By:	/s/ Michael Palkovic
Name: Michael Palkovic
Title: Chief Financial Officer
LABC PRODUCTIONS, LLC
By:	/s/ Michael Palkovic
Name: Michael Palkovic
Title: Chief Financial Officer
DIRECTV HOME SERVICES, LLC
By:	/s/ Michael Palkovic
Name: Michael Palkovic
Title: Chief Financial Officer
DIRECTV PROGRAMMING HOLDINGS I, INC.
By:	/s/ Michael Palkovic
Name: Michael Palkovic
Title: Chief Financial Officer
DIRECTV PROGRAMMING HOLDINGS II, INC.
By:	/s/ Michael Palkovic
Name: Michael Palkovic
Title: Chief Financial Officer
THE BANK OF NEW YORK
By:	/s/ Melonee Young
Name: Melonee Young
Title: Vice President

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